Exhibit 23

               Consent of Independent Certified Public Accountants

     We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-91189, 333-69875 and 33-54817) of Chris-Craft Industries, Inc. of our report dated March 8, 2001, except as to Note 8, which is as of March 14, 2001, relating to the financial statements, which appears in this Form 10-K.


PricewaterhouseCoopers LLP
Fort Lauderdale, FL
March 19, 2001